Exhibit 1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of this Amendment No. 2 to Schedule 13D and any and all further amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 18th day of December 2013.

ESTATE OF KENNETH R. PEAK

By:	/s/ Michael Peak
Name:	Michael Peak
Title:	Co-Executor

By:	/s/ Donna Ungermannova Peak
Name:	Donna Ungermannova Peak
Title:	Co-Executor

/s/ Michael Peak
Michael Peak

/s/ Donna Ungermannova Peak
Donna Ungermannova Peak